As filed with the Securities and Exchange Commission on June 23, 2022 Registration No. 333-231394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
Preferred Apartment Communities, Inc.
(Preferred Apartment Communities, LLC as successor by merger to Preferred Apartment Communities, Inc.)
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction of Incorporation or Organization)	27-1712193 (I.R.S. Employer Identification No.)
________________________
3284 Northside Parkway NW, Suite 150, Atlanta, GA 30327
(770) 818-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Preferred Apartment Communities, Inc. 2019 Stock Incentive Plan
(Full Title of Plan)

Jeffrey R. Sprain, Esq.
Preferred Apartment Communities, Inc.
3284 Northside Parkway NW
Suite 150
Atlanta, Georgia 30327
(770) 818-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Brian M. Stadler
Matthew B. Rogers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000
________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-231394) (the “Registration Statement”) of Preferred Apartment Communities, Inc., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on May 10, 2019.
On June 23, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 16, 2022, among the Company, Pike Parent LLC, a Delaware limited liability company, Pike Merger Sub I LLC, a Delaware limited liability company (“Merger Sub I”), Pike Merger Sub II LLC, a Delaware limited liability company, Pike Merger Sub III LLC, a Delaware limited liability company, Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, and PAC Operations, LLC, a Delaware limited liability company, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”), under the name “Preferred Apartment Communities, LLC”.
As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 23, 2022.

Preferred Apartment Communities, LLC
(as successor by merger to Preferred Apartment Communities, Inc.)

By:    /s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and Vice President

No other person is required to sign this Post-Effective Amendment No. 1 on behalf of the registrant in reliance upon Rule 478 under the Securities Act.